Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of China Natural Resources, Inc. (“the Company”) on Form S-8 (File No. 333-266219) and Form F-3 (File No. 333-268454) of our report dated May 15, 2025, with respect to our audits of the consolidated financial statements of the Company as at December 31, 2024 and for the year then ended, which report is included in the Annual Report on Form 20-F of the Company for the year ended December 31, 2025.

/s/ ARK Pro CPA & Co

ARK PRO CPA & Co

Certified Public Accountants

Hong Kong, China

May 15, 2026

PCAOB Firm ID: 3299